Deloitte & Touche LLP 100 Kimball Drive Parsippany, NJ 07054 USA Tel: (973) 602-6000 Fax: (973) 602-5050 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-90239, 333-117378, 333-120683 and 333-135691 on Form S-8 and Registration Statement No. 333-132483 on Form S-3 of our report dated February 27, 2009 relating to the consolidated financial statements and financial statement schedule of inVentiv Health Inc., and the effectiveness of inVentiv Health, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of inVentiv Health Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 27, 2009